SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

PTEK HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3399 Peachtree Road, N.E.

The Lenox Building

Suite 700

Atlanta, Georgia 30326

April 18, 2003

Dear Shareholder:

On behalf of the Board of Directors and management of PTEK Holdings, Inc., you are cordially invited to the Annual Meeting of Shareholders to be held on Tuesday, May 20, 2003, at 10:00 a.m. at the Adam’s Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

At the Annual Meeting, shareholders will be asked to:

•	elect three directors for three-year terms; and

•	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote by mailing in your proxy card. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the Annual Meeting, please check the proxy card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name, and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

Boland T. Jones Chief Executive Officer and Chairman of the Board

PTEK Holdings, Inc.

3399 Peachtree Road, N.E.

The Lenox Building

Suite 700

Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 20, 2003

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of PTEK Holdings, Inc. (the “Company”) will be held at the Adam’s Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Tuesday, May 20, 2003 at 10:00 a.m. for the purposes of:

1.	electing three directors to serve until the 2006 Annual Meeting of Shareholders; and

2.	transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 12, 2003 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

Patrick G. Jones Corporate Secretary

Atlanta, Georgia

April 18, 2003

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PTEK HOLDINGS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2003

This Proxy Statement is furnished to the shareholders of PTEK Holdings, Inc., a Georgia corporation (“PTEK” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 20, 2003, at 10:00 a.m. at the Adam’s Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which PTEK is first mailing this Proxy Statement and the accompanying proxy card to shareholders is April 28, 2003.

VOTING

General

The securities that can be voted at the Annual Meeting consist of the Company’s:

•	Common Stock, $.01 par value per share (“Common Stock”); and

•	Series B Voting Preferred Stock (the “Preferred Stock”).

Holders of Common Stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the Annual Meeting. There is one share of Preferred Stock outstanding and entitled to vote. The holder of the outstanding share of Preferred Stock is entitled to the number of votes that the holders of the shares of exchangeable non-voting shares of Voice-Tel of Canada Limited, a subsidiary of the Company (the “Exchangeable Shares”), would be entitled to cast if all such Exchangeable Shares were exchanged for Common Stock on a one-to-one basis.

The record date for the determination of shareholders who are entitled to receive notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on March 12, 2003. On the record date, 53,466,486 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting, assuming the conversion of all the Exchangeable Shares.

Quorum and Vote Required

For each proposal to be considered at the Annual Meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the Annual Meeting.

With regard to the election of three directors to serve until the 2006 Annual Meeting of Shareholders, each director must be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote. Shareholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or withhold authority to vote for any individual nominee(s) but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker nonvotes will not affect the outcome.

Proxies; Other Matters That May Come Before the Annual Meeting

The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the three named director nominees.

The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that were submitted to the Company after December 31, 2002. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named in Item 1 on the Proxy Card who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the Annual Meeting.

The giving of a proxy does not affect the right to vote in person should the shareholder attend the Annual Meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Corporate Secretary of the Company at PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, Attention: Patrick G. Jones, Corporate Secretary; by executing and delivering a proxy card bearing a later date to the Corporate Secretary; or by voting in person at the Annual Meeting. If a shareholder will not be attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth to the best of the Company’s knowledge certain information as of April 18, 2003 regarding the beneficial ownership of the Company’s voting stock by:

•	each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	each current director and each nominee for director of the Company;

•	each Named Executive Officer of the Company (as defined below); and

•	all of the Company’s current executive officers, directors and each person nominated to become a director as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class Owned
Boland T. Jones	4,627,479	(2)	8.65
State Street Research & Management Company	3,431,300	(3)	6.42
Steel Partners II, L.P.	2,882,769	(4)	5.39
Raymond H. Pirtle, Jr.	113,696	(5)	*
Jeffrey A. Allred	1,365,278	(6)	2.55
Jeffrey T. Arnold	107,666	(7)	*
Jeffrey M. Cunningham	116,666	(8)	*
J. Walker Smith, Jr.	67,666	(9)	*
George M. Miller, II	10,000		*
Patrick G. Jones	428,991	(10)	*
Richard J. Buyens	251,000	(11)	*
Theodore P. Schrafft	120,716	(12)	*
All current executive officers and directors as a group (12 persons)	7,420,825		13.88

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of the Company’s Common Stock subject to warrants or options that are currently exercisable or exercisable within 60 days of March 12, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 3,132,200 shares held of record by Mr. Jones; 4,689 shares held in the Company’s 401(k) Plan for the benefit of Mr. Jones; 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones; 50,000 shares held in a family trust; and 1,440,000 shares held by a limited partnership in which Mr. and Mrs. Jones have an interest in the general partner of the limited partnership. Does not include 450 shares held of record by Mr. Jones’ wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust, as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

(3)	This information is based solely on a Schedule 13G filed by State Street Research & Management Company (“State Street”) on February 14, 2003. Such Schedule 13G states that State Street has sole voting and dispositive power of 3,431,300 shares of Common Stock. Schedule 13G also states that State Street is a corporation whose address is One Financial Center, 30th Floor, Boston, MA 02111.

(4)	This information is based solely on a Schedule 13D filed jointly by Steel Partners II, L.P. (“Steel Partners”) and Warren G. Lichtenstein on February 25, 2003 (collectively, the “Filers”). Such Schedule 13D states that Steel Partners has sole voting and dispositive power of 2,882,769 shares of Common Stock. Such Schedule 13D also states that (i) Steel Partners is a limited partnership, (ii) Steel Partners, L.L.C. is the general partner of Steel Partners, (iii) Mr. Lichtenstein is the sole executive officer and managing member of Steel Partners, L.C.C., and (iv) Mr. Lichtenstein has voting and dispositive power of the shares owned by Steel Partners by virtue of his position with Steel Partners. The address of the Filers is 150 East 52nd Street, 21st Floor, New York, New York 10022.

(5)	Includes 44,000 shares held of record by Mr. Pirtle and 3,030 shares issuable upon conversion of $100,000 of the 5 3/4% Convertible Subordinated Notes of PTEK due 2004 which are convertible into Common Stock at an exercise price of $33.00 per share, all of which are held in a 401(k) plan for the benefit of Mr. Pirtle. Also includes 66,666 shares subject to warrants or options currently exercisable or exercisable within 60 days.

(6)	Includes 1,250,090 shares held of record by Mr. Allred, 100,000 shares held in an individual retirement account for the benefit of Mr. Allred, 5,461 shares held in the Company’s 401(k) Plan for the benefit of Mr. Allred, and 9,727 shares held under the Company’s Associate Stock Purchase Plan.

(7)	Includes 41,000 shares held of record by Mr. Arnold and 66,666 shares subject to options or warrants currently exercisable or exercisable within 60 days.

(8)	Includes 50,000 shares held of record by Mr. Cunningham and 66,666 shares subject to options or warrants currently exercisable or exercisable within 60 days.

(9)	Includes 1,000 shares held of record by Mr. Smith and 66,666 shares subject to options or warrants currently exercisable or exercisable within 60 days.

(10)	Includes 165,873 shares held of record by Mr. Jones, 10,000 shares held in an individual retirement account for the benefit of Mr. Jones, 4,691 shares held in the Company’s 401(k) Plan for the benefit of Mr. Jones, 193,000 shares subject to options or warrants currently exercisable or exercisable within 60 days, and 55,427 shares owned by a trust of which Mr. Jones is the sole trustee.

(11)	Includes 1,000 shares held of record by Mr. Buyens and 250,000 shares subject to options or warrants currently exercisable or exercisable within 60 days.

(12)	Includes 99,796 shares held of record by Mr. Schrafft, 5,400 shares held in the Company’s 401(k) Plan for the benefit of Mr. Schrafft, and 15,520 shares held under the Company’s Associate Stock Purchase Plan.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Nominees

Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), the number of directors of the Company may not be less than three nor more than ten, with the precise number to be determined by resolution of the Company’s Board of Directors from time to time. Currently, the Board of Directors comprises seven directors. The Board of Directors is divided into three classes, with three directors in Class III, and two directors in each of Class I and II. The directors in each class are elected by the shareholders for a term of three years and until their successors are elected and qualified or until such directors’ death, resignation or removal. The term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class of directors is elected by the shareholders each year at that time.

At the Annual Meeting, the terms of three Class III directors, Boland T. Jones, Jeffrey T. Arnold and George M. Miller, II, will expire. In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated Boland T. Jones, Jeffrey T. Arnold and George M. Miller, II to stand for reelection as Class III directors at the Annual Meeting.

Mr. Miller was appointed to the Board of Directors on April 18, 2003, to fill the vacancy created in Class III when George W. Baker, Sr. resigned from the Board of Directors. In order to accommodate the Company’s desire to reduce the size of the Board, Hermann Buerger (Class I) and Randolph L. Booth (Class II) resigned from the Board of Directors on April 18, 2003. Subsequent to these resignations, the Board of Directors set the number of directors of the Company at seven, pursuant to the Company’s Bylaws. The Board of Directors recognizes and appreciates the contributions of Messrs. Baker, Buerger and Booth to the Company during their years of service on the Board.

If elected by the shareholders, each of the Class III nominees will serve a three-year term that will expire at the 2006 Annual Meeting of Shareholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of the Board of Directors, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to elect Boland T. Jones, Jeffrey T. Arnold and George M. Miller, II as directors of the Company for three-year terms expiring at the 2006 Annual Meeting of Shareholders.

Information Regarding Nominees and Continuing Directors and Executive Officers

The following table sets forth certain information regarding the three nominees for director, the four incumbent directors whose terms as directors will continue following the Annual Meeting, and the Company’s current executive officers.

Class III Directors Nominated To Serve Until the 2006 Annual Meeting of Shareholders

Boland T. Jones

Mr. Jones, age 43, a founder of the Company, has served as a director and Chief Executive Officer of the Company since its inception in July 1991. From February 1993 until August 1998, Mr. Jones served as President of the Company. Since September 1993, Mr. Jones has also served as the Chairman of the Board of Directors. From 1986 until founding the Company, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network Exchange, a diversified transmission provider specializing in niche markets.

Jeffrey T. Arnold

Mr. Arnold, age 33, has been a director of the Company since April 1999. Mr. Arnold is the Chairman and Chief Executive Officer of The Convex Group. From November 1999 to October 2000, Mr. Arnold served as a director and Chief Executive Officer of WebMD Corporation (formerly Healtheon/WebMD Corporation). Prior to that time, he was Chairman of the Board and Chief Executive Officer of WebMD, Inc. from October 1996 until November 1999, and he served as President of WebMD, Inc. from October 1996 to September 1997. WebMD, Inc. was acquired by Healtheon Corporation in November 1999. Mr. Arnold is also a member of several private and charitable boards of directors.

George M. Miller, II

George M. Miller, II, age 43, has been a director of the Company since April 2003. Mr. Miller currently serves as Chairman of Capital Cash LLC, a consumer finance company, and is in the process of forming InBank, which will provide financial services to working class Americans. From 1999 to 2002, Mr. Miller served as Senior Vice President Corporate Development of ITC Holding Company, a privately-held holding company. From 1992 to 1999, Mr. Miller served as Chief Executive Officer and director of Sirrom Capital Corporation, a publicly held small business investment company founded by Mr. Miller in 1992. Prior to that time, Mr. Miller held various positions in the corporate finance departments of two regional investment banking firms, Equitable Securities and J.C. Bradford & Co. Mr. Miller also serves on the board of directors of PRE-Solutions, Inc. and eCompanyStore, Inc.

Incumbent Class I Directors To Serve Until the 2004 Annual Meeting of Shareholders

Jeffrey A. Allred

Mr. Allred, age 49, has been a director of the Company since May 1998 and has served as President and Chief Operating Officer of the Company since January 1999. Mr. Allred served as Executive Vice President of Strategic Development of the Company from August 1997 until January 1999. From June 1996 until July 1997, Mr. Allred was a partner in the Atlanta, Georgia office of the law firm of Alston & Bird LLP.

J. Walker Smith, Jr.

Mr. Smith, age 47, has been a director of the Company since June 2001. He has served as President of Yankelovich Partners since May 1999, and previously served as Managing Partner and Head of Yankelovich Monitor from September 1995 until May 1999, and as Senior Vice President and Managing Partner of Yanklelovich’s Atlanta, Georgia office from 1991 until September 1995. Prior to that time, he was Director of Marketing Research of DowBrands from September 1987 until 1990. Mr. Smith is a director of Yankelovich Partners, and he serves as a member of the Board of Advisors of PlanetJam Media Group. He previously served as a director of Cyber Dialogue and as a member of the Board of Advisors of Screen4Me.com, and was on the Board of Advisors of A.C. Nielsen Masters in Marketing Research Program.

Incumbent Class II Directors To Serve Until the 2005 Annual Meeting of Shareholders

Raymond H. Pirtle, Jr.

Mr. Pirtle, age 61, has been a director of the Company since June 1997. He is a founder and has served as Senior Managing Director of Avondale Partners, LLC since June 2001. Mr. Pirtle served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Prior to that time, he was a General Partner of J.C. Bradford & Co. from 1980 to 1989. Mr. Pirtle was previously a director and chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova Group.

Jeffrey M. Cunningham

Mr. Cunningham, age 50, has been a director of the Company since November 2000 and Vice Chairman since March 2002. Mr. Cunningham has served as Chairman and Chief Executive Officer of Federated Holdings (f/k/a Cunningham Partners, Inc.), a private venture investment and business development consultant to the media and technology industry, since April 2001. From September 2000 to April 2001, Mr. Cunningham served as Managing Director of Schroders Ventures IFP Fund. From 1998 to May 2000, Mr. Cunningham was a President of CMGI, an Internet technology holding company. From 1980 to 1998, Mr. Cunningham was the Group Publisher of Forbes, Inc., publisher of Forbes Magazine. He also serves as a director of Countrywide Financial Services.

Other Incumbent Executive Officers

Patrick G. Jones

Mr. Jones, age 52, has served as Executive Vice President and Chief Legal Officer of the Company since January 2000, and also served as the Company’s Chief Financial Officer from January 2000 until October 2001. From May 1998 until January 2000, Mr. Jones served as Senior Vice President and Chief Legal Officer of the Company. From November 1995 until May 1998, Mr. Jones served as Senior Vice President of Finance and Legal of the Company. Since December 1995, Mr. Jones has also served as the Company’s Corporate Secretary. From February 1993 until November 1995, Mr. Jones was a partner in the Atlanta, Georgia office of the law firm of Nelson Mullins Riley & Scarborough. From February 1989 until February 1993, Mr. Jones was a partner in the Atlanta, Georgia law firm of Long Aldridge & Norman.

William E. Franklin

Mr. Franklin, age 47, has served as Executive Vice President and Chief Financial Officer of the Company since October 2001, and from February 2001 to October 2001, he served as the Chief Financial Officer of the Company’s Premiere Conferencing business unit. From May 1995 to September 2000, Mr. Franklin served as President and Chief Executive Officer of Clifford Electronics, which filed for protection under Chapter 11 of the United States Bankruptcy Code in June 2000. Prior to that time, he held positions of Executive Vice President and Chief Financial Officer for various oil & gas and manufacturing companies, and was a CPA at Grant Thornton from 1977 to 1980.

Richard J. Buyens

Mr. Buyens, age 46, has served as President of Global Services of the Company since August 2001. From January 1999 to August 2001, Mr. Buyens was Senior Vice President of Intermedia Communications, which was acquired by WorldCom, and from June 1999 to August 2001 he was also President of Shared Technologies Fairchild, a subsidiary of Intermedia. Prior to that time, Mr. Buyens spent almost 18 years in various senior management positions in sales, marketing and finance with AT&T business services.

Theodore P. Schrafft

Mr. Schrafft, age 47, has served as President of the Company’s Premiere Conferencing business unit since January 2000, and from March 1999 until January 2000 Mr. Schrafft was Senior Vice President and General Manager of Premiere Conferencing. Mr. Schrafft served as President of the Company’s Voice and Data Messaging Division from August 1998 to March 1999. From October 1997 until August 1998, Mr. Schrafft served as Vice President of Corporate Messaging for the Company. From June 1996 until October 1997, he served as President and Chief Operating Officer of VoiceCom Systems, Inc., an integrated messaging and 800-based services company which was acquired by the Company in October 1997. Mr. Schrafft served as President of EA Systems, a subsidiary of Digital Equipment Corporation, from 1992 to 1994, and prior to that time, he held various sales and marketing positions with Digital.

Robert P. Mainor

Mr. Mainor, age 50, has served as President of the Company’s Xpedite business unit since March 2002. From August 1999 to March 2002, he was Managing Director and President of COLT Telecom, Internet Division. From August 1996 to August 1999, Mr. Mainor held several positions with Bell Atlantic, where he served as Vice President, Marketing and Product Management, Data Solutions Group; Senior Vice President, Sales and Marketing, Internet Solutions, Inc.; and Vice President, Web Services and Business Development. From May 1991 to August 1996, he was with CompuServe Incorporated, where he held positions of Vice President, Product Marketing and Business Information Services; General Manager and Group Director, Business Services Group and Electronic Communications; and General Manager, Systems Integration Group. Mr. Mainor founded and was Chief Executive Officer of SEARA Information Strategy Corporation from September 1986 until May 1991 when he sold the company to CompuServe. Prior to that time, he served in various management and engineering positions with The Marketing Institute International Corp., Compuware Corporation, and Electronic Data Systems, Inc.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings and unanimous written consents and through committees of the Board. The Company has the following standing committees to which directors are appointed: the Audit Committee, the Compensation Committee, the 1994 Stock Option Plan Committee, the 1995 Stock Plan Committee, the 1998 Stock Plan Committee, the 2000 Directors Stock Plan Committee, the Nominating Committee and the Strategic Planning Committee. During the fiscal year ended December 31, 2002, the Board of Directors held six meetings and the Board took action by unanimous written consent on three occasions. Each director of the Company attended at least 75 percent of all meetings of the full Board of Directors and each committee of the Board of which such director was a member.

The Audit Committee, which met seven times in 2002 and took action by unanimous written consent one time, is responsible for reviewing and making recommendations regarding the Company’s independent accountants, the annual audit of the Company’s financial statements and the Company’s internal accounting practices and policies. The Audit Committee currently comprises George M. Miller, II (Chair), Raymond H. Pirtle, Jr. and Jeffrey T. Arnold, each of whom is “independent” under Nasdaq listing standards. During 2002, the Audit Committee initially comprised Mr. Pirtle, Hermann Buerger and Jeffrey M. Cunningham. On March 5, 2002, in connection with Mr. Cunningham becoming Vice Chairman, the Company granted Mr. Cunningham an option to purchase 200,000 shares of the Company’s Common Stock and agreed to pay Mr. Cunningham a maximum of $200,000 in cash compensation. See “Certain Transactions” below. The Board at that time considered whether Mr. Cunningham’s continued service on the Audit Committee was appropriate in light of such arrangement. Taking into account the extent of Mr. Cunningham’s knowledge of sophisticated financial and business matters; his familiarity with the Company’s finance and accounting practices; his business background, including his service as a director of other publicly held companies; his experience in the technology industry; and the fact that the Board anticipated the subsequent appointment to the Board of a new independent director suitable to succeed Mr. Cunningham on the Audit Committee, the Board concluded that Mr. Cunningham’s continued membership on the Audit Committee was required by the best interests of the Company and its shareholders, consistent with Nasdaq listing criteria. On April 26, 2002, Mr. Cunningham resigned from the Audit Committee and the Board appointed Randolph L. Booth as his replacement on that same date. Messrs. Miller and Arnold joined the Audit Committee in April 2003, when Messrs. Buerger and Booth resigned from the Board of Directors.

The Compensation Committee, which did not meet in 2002 and took action by unanimous written consent one time, is responsible for setting and approving the compensation of executive officers of the Company. The Compensation Committee currently comprises J. Walker Smith, Jr. and Mr. Pirtle. Mr. Pirtle joined the Compensation Committee in April 2003, when Mr. Booth resigned from the Board of Directors. Mr. Booth was a member of the Compensation Committee from June 2002 until his resignation.

The 1994 Stock Option Plan Committee, the 1995 Stock Plan Committee, the 1998 Stock Plan Committee and the 2000 Directors Stock Plan Committee administer the Company’s respective stock plans. None of these committees met in 2002; however, the 1995 Stock Plan Committee and the 1998 Stock Plan Committee each took action by unanimous written consent two times. Each of these committees currently comprises Messrs. Smith and Pirtle. Mr. Baker was a member of each of these committees during 2002 and until his resignation from the Board of Directors. In addition, during 2002, Boland T. Jones served with Mr. Baker on the 1994 Stock Option Plan Committee.

The Nominating Committee, which did not meet in 2002 and took action by unanimous written consent one time, is responsible for recommending nominees for election to the Board of Directors and, in the event of a vacancy in the office of the Chairman of the Board or Chief Executive Officer, recommending a successor to the full Board. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company’s Bylaws. The Bylaws provide that a shareholder seeking to nominate candidates for election as directors at a meeting of shareholders must provide notice of such nomination not less than 120 nor more than 150 days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and such notice must provide the Company certain information regarding the nominees. See “Shareholder Proposals” below. The Nominating Committee currently comprises Mr. Pirtle and Mr. Cunningham.

The Strategic Planning Committee, which did not meet in 2002, is responsible for the Company’s strategic planning, including evaluation of potential acquisitions. The Strategic Planning Committee currently comprises Mr. Cunningham, Boland T. Jones and Jeffrey A. Allred.

Directors’ Compensation

Directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at Board meetings, and outside directors receive a base retainer of $20,000 per Board year, which increases to $40,000 per Board year if an outside director attends all Board meetings and all of his Board committee meetings during such Board year. The Chair of the Audit Committee receives an additional retainer of $10,000 and each member of the Audit Committee receives an additional retainer of $5,000 per Board year. The Chair of each other standing committee of the Board, with the exception of the 1994 Stock Option Plan Committee, receives an additional retainer of $5,000 per Board year; provided, that if a director is the Chair of more than one other standing committee, that director receives a total additional retainer of $5,000 for the Board year.

The Company generally grants an option to purchase 100,000 shares of Common Stock at an exercise price equal to the fair market value of the shares of Common Stock on the date of grant to each new director upon his or her initial appointment or election to the Board of Directors. Generally, one-third of these options vest and become exercisable on the date of each of the annual meetings of shareholders of the Company subsequent to the director’s initial election, provided that the director is a member of the Board on those dates, and subject to acceleration upon a change in control of the Company, as such term is defined in the respective stock option agreements.

A Special Committee of outside directors was established by the Board of Directors on September 27, 2002 to review and make recommendations regarding a proposed business transaction. The Special Committee, which consisted of Messrs. Booth (Chair), Buerger and Smith, met seven times in 2002. The Chair of the Special Committee received $15,000, and each other member received $10,000 for serving on the Special Committee, plus $500 for each meeting attended. The Special Committee is currently inactive.

In March 2002, the Board of Directors approved an arrangement with Jeffrey M. Cunningham pursuant to which he became Vice Chairman, a non-employee position, and in such position he provides certain services to the Company. In connection therewith, the Company granted to Mr. Cunningham an option to purchase 200,000 shares of the Company’s Common Stock, and the Company agreed to pay Mr. Cunningham a maximum of $200,000 in cash compensation, payable $10,000 per month for the first twelve months and up to $80,000 in the event certain revenue targets are achieved. Mr. Cunningham received a total of $90,000 in 2002 under the monthly payment arrangement. See “Certain Transactions.”

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during the last three fiscal years by the Company’s Chief Executive Officer and its four most highly compensated other executive officers who were serving as executive officers at December 31, 2002 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name And Principal Position	Year	Salary ($)	Bonus $	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Boland T. Jones Chief Executive Officer and Chairman of the Board of Directors	2002 2001 2000	$750,000 787,500 745,672	$96,000 826,875 155,000	$1,118,141 6,194,371 1,111,335	$ — 0 — 2,307,733 — 0 —	— 0 — — 0 — 1,200,000	$33,264 32,542 32,644
Jeffrey A. Allred President and Chief Operating Officer and Director	2002 2001 2000	$500,000 525,000 497,482	$72,000 551,250 103,333	$478,647 3,009,043 606,586	$ — 0 — 3,737,530 — 0 —	— 0 — — 0 — 700,000	$8,570 7,701 229,516
Richard J. Buyens (4) President of Global Services	2002 2001	$350,000 121,154	$165,600 138,307	— —	$ — 0 — 2,850	250,000 500,000	$2,055 1,525
Patrick G. Jones (5) Executive Vice President, Chief Legal Officer and Corporate Secretary	2002 2001 2000	$393,750 393,750 373,341	$13,475 515,227 78,751	— — —	$ — 0 — 430,853 — 0 —	— 0 — — 0 — 100,000	$36,520 35,620 9,861
Theodore P. Schrafft President, Premiere Conferencing Business Unit	2002 2001 2000	$306,000 293,870 235,348	$45,000 166,821 123,472	— — —	$ — 0 — 315,791 — 0 —	— 0 — — 0 — 75,000	$6,763 5,831 5,682

(1)	Other Annual Compensation for the Named Executive Officers included the following: (i) for Mr. Boland Jones, various perquisites, including personal use of Company aircraft ($82,953 in 2002, $97,635 in 2001 and $160,897 in 2000) and professional fees for tax and estate planning ($50,384 in 2002, $54,137 in 2001 and $84,909 in 2000); and forgiveness of certain tax loans ($956,821 in 2002, $6,015,116 in 2001 and $841,315 in 2000), and (ii) for Mr. Allred, forgiveness of certain tax loans ($478,647 in 2002, $3,009,042 in 2001 and $606,586 in 2000). The table excludes perquisites and other personal benefits the dollar value of which, in the aggregate, was less than the lesser of $50,000 or 10% of the executive’s salary and bonus with respect to the applicable year.

(2)

The restricted stock issued in 2001 to the Named Executive Officers was subject to varying vesting schedules, as follows: (i) for Mr. Boland Jones, 476,841 shares vested on the day after grant, and 280,000 shares will vest on January 1, 2005, subject to accelerated vesting upon a change in control of the Company or termination of Mr. Jones’ employment without cause; (ii) for Mr. Allred, 569,623 shares vested on the day after grant; 26,667 shares vested on February 18, 2002; 280,000 shares will vest on January 1, 2005, subject to accelerated vesting based upon a change in control of the Company or termination of Mr. Allred’s employment without cause; and 30,000 shares vest each quarter beginning March 31, 2002 through December 31, 2004, subject to accelerated vesting upon a change in control of the Company or termination of Mr. Allred’s employment without cause; (iii) for Mr. Buyens, 1,000 shares vested on the day after grant; (iv) for Mr. Patrick Jones, 98,678 shares vested on the day after grant; 13,333 shares vested on January 2, 2002; 10,000 shares vested on February 18, 2002; and 13,334 shares vested on January 2, 2003; and (v) for Mr. Schrafft, 77,206 shares vested on the day after grant; 10,000 shares vested on January 2, 2002; and 10,000 shares vested on January 7, 2003. As of December 31, 2002, (i) Mr. Boland Jones held a total of 280,000 shares of restricted stock having an aggregate value of $1,232,000, (ii) Mr. Allred held a total of

340,000 shares of restricted stock having an aggregate value of $1,496,000, (iii) Mr. Patrick Jones held a total of 13,334 shares of restricted stock having an aggregate value of $58,670, and (iv) Mr. Schrafft held a total of 10,000 shares of restricted stock having an aggregate value of $44,000. Under the terms of their respective restricted stock award agreements and except as noted above, the Named Executive Officer must remain employed with the Company for the duration of the restriction period in order for the shares to be released. During the restriction period, the Named Executive Officer is eligible to receive dividends and exercise voting privileges on such restricted shares. The restricted shares are not transferable during the restriction period.

(3)	For 2002, All Other Compensation for the Named Executive Officers consisted of the following: (i) for Mr. Boland Jones, $6,000 in matching contributions to the Company’s 401(k) plan, $26,724 representing the premium paid by the Company in excess of the term component for a split-dollar life insurance benefit plan for Mr. Boland Jones, and $540 in premiums on other term life insurance; (ii) for Mr. Allred, $6,000 in matching contributions to the Company’s 401(k) plan and $2,570 in premiums on term life insurance; (iii) for Mr. Buyens, $2,055 in premiums on term life insurance; (iv) for Mr. Patrick Jones, $6,000 in matching contributions to the Company’s 401(k) plan, $26,500 representing the premium paid by the Company (term and excess component) for a split-dollar life insurance benefit plan for Mr. Patrick Jones, and $4,020 in premiums on other term life insurance; and (v) for Mr. Schrafft, $6,000 in matching contributions to the Company’s 401(k) plan and $763 in premiums on term life insurance.

(4)	Mr. Buyens became an executive officer in August 2001.

(5)	Mr. Patrick Jones also served as Chief Financial Officer of the Company from January 2000 to October 2001.

Employment Agreements

The Company or its subsidiaries have entered into employment agreements or employment letters with the following Named Executive Officers, which in 2002 provided as follows:

Boland T. Jones.    Pursuant to the terms of his employment agreement, Mr. Jones’ base salary for 2002 was $750,000. He is also entitled to any additional compensation provided for by resolution of the Board of Directors of the Company or its Compensation Committee. In addition to his base salary, Mr. Jones is entitled under his employment agreement to earn an annual bonus based on the Company achieving its quarterly and annual targets for revenue and EBITDA (earnings before interest, taxes, depreciation and amortization). Mr. Jones’ target bonus for each calendar year is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. His bonus is based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. The maximum amount of Mr. Jones’ bonus is 150% of his target bonus. Mr. Jones agreed to reduce his base salary for 2002 from $826,875 to $750,000, and to reduce his target bonus for 2002 from $826,875 to $200,000, in exchange for a grant of 156,125 shares of common stock of the Company in November 2001. Mr. Jones received a $96,000 cash bonus for 2002 based on the achievement of quarterly and annual targets.

The term of Mr. Jones’ employment agreement expires on January 1, 2005. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Jones’ employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The Company may terminate Mr. Jones’ employment only for cause. Notwithstanding such provision, if the Company terminates his employment for any reason, either (1) before a change in control of the Company or (2) after the twenty-four month period following a change in control, or if the Company terminates his employment for cause during such twenty-four month period following a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus his target bonus for the year in which his termination occurs, and (b) the sum of the highest annual base salary and annual cash bonus paid to him for any of the three calendar years prior to the date of termination (the “Severance Amount”). In addition, if, during the twenty-four month period following a change in control of the Company, Mr. Jones’ employment is terminated by him or the Company for any reason other than cause, then Mr. Jones will be entitled to severance compensation equal to the greater of (1) the Severance Amount and (2) an amount equal to (a) 3% of any positive amount determined by subtracting the market value of the Company based on a stock price of $6.125 per share from the actual market value of the Company at the date of the change in control, multiplied by (b) 0.6, with the maximum amount payable under this second calculation not to exceed $25 million.

Under the terms of his then effective employment agreement, in November 1995 Mr. Jones was granted options to acquire 1,440,000 shares of Common Stock. That employment agreement also set forth the terms of certain other stock options granted to him, and permitted him to borrow funds from the Company for the exercise of all such options and the payment of related taxes. All of these options have been exercised.

Jeffrey A. Allred.    Pursuant to the terms of his employment agreement, Mr. Allred’s base salary for 2002 was $500,000. He is also entitled to any additional compensation provided for by resolution of the Board of Directors of the Company or its Compensation Committee. In addition to his base salary, Mr. Allred is entitled under his employment agreement to earn an annual bonus based on the Company achieving its quarterly and annual targets for revenue and EBITDA. Mr. Allred’s target bonus for each calendar year is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. His bonus is based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. The maximum amount of Mr. Allred’s bonus is 150% of his target bonus. Mr. Allred agreed to reduce his base salary for 2002 from $551,250 to $500,000, and to reduce his target bonus for 2002 from $551,250 to $150,000, in exchange for a grant of 100,750 shares of common stock of the Company in November 2001. Mr. Allred received a $72,000 cash bonus for 2002 based on the achievement of quarterly and annual targets.

The term of Mr. Allred’s employment agreement expires on January 1, 2005. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Allred’s employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The Company may terminate Mr. Allred’s employment only for cause. Notwithstanding such provision, if the Company terminates his employment without cause, either (1) before a change in control of the Company or (2) after the twenty-four month period following a change in control, Mr. Allred will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus his target bonus for the year in which his termination occurs, and (b) the sum of the highest annual base salary and annual cash bonus paid to him for any of the three calendar years prior to the date of termination (the “Severance Amount”). In addition, if, during the twenty-four month period following a change in control of the Company, Mr. Allred’s employment is terminated by him or the Company for any reason other than cause, then Mr. Allred will be entitled to severance compensation equal to the greater of (1) the Severance Amount and (2) an amount equal to (a) 3% of any positive amount determined by subtracting the market value of the Company based on a stock price of $6.125 per share from the actual market value of the Company at the date of the change in control, multiplied by (b) 0.4, with the maximum amount payable under this second calculation not to exceed $15 million.

As a material inducement to his employment by the Company, in July 1997 Mr. Allred was granted options to acquire 450,000 shares of Common Stock. All of these options were exchanged for shares of restricted stock pursuant to the restricted stock exchange program in 2001.

Richard J. Buyens.    Mr. Buyens has accepted a written offer of employment from the Company. Pursuant to the terms of his employment letter, Mr. Buyens is eligible for targeted aggregate cash compensation of $700,000 for each full calendar year of employment based on achievement of a Board approved plan and individually assigned management objectives, and he has the opportunity to earn up to an aggregate cash compensation of $875,000 per annum upon the over-achievement of all plan objectives. His arrangement provides for: (1) the payment of 50% of targeted compensation as base salary, (2) the payment of up to 50% of targeted compensation as targeted bonus compensation, and (3) the payment of up to an additional 25% of targeted compensation as incentive bonus. Mr. Buyens’ bonus plan allocates 80% of his target to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. His bonus is based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. In 2002, Mr. Buyers’ base salary was $350,000, and he received a $165,600 cash bonus based on the achievement of quarterly and annual targets.

Pursuant to his employment letter, the term of Mr. Buyens’ employment expires on January 1, 2005. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. If the Company terminates Mr. Buyens employment without cause, he will be entitled to severance compensation equal to one times the greater of (1) his targeted compensation for the year in which such termination occurs or (2) the highest amount of actual cash compensation (base salary and bonus) paid to him during the two years prior to the one in which he is terminated. If, during the two-year period following a change in control of the Company, Mr. Buyens’ employment is terminated by him or the Company for any reason other than cause, then Mr. Buyens will be entitled to severance compensation equal to two times the greater of (1) his targeted compensation for the year in which the change in control occurs or (2) the highest actual cash compensation (base salary and bonus) paid to him for any of the two years preceding the year in which the change in control occurs. Mr. Buyens’ employment letter also provides that he will be granted options to purchase at least 750,000 shares of Common Stock. He was granted options to purchase 500,000 shares of Common Stock in August 2001 and 250,000 shares in January 2002.

Patrick G. Jones.    Pursuant to the terms of his employment agreement, Mr. Jones’ base salary for 2002 was $393,750. The term of Mr. Jones’ employment agreement expires on January 1, 2005. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Jones’ employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The Company may terminate Mr. Jones’ employment only for cause. Notwithstanding such provision, if his employment is terminated without cause, Mr. Jones will be entitled to severance compensation equal to two and one-half times his base annual salary plus target bonus in effect on the date of termination. In addition, if, during the two-year period following a change in control of the Company, Mr. Jones’ employment is terminated by him or the Company for any reason other than cause, then Mr. Jones is entitled to severance compensation equal to two and one-half times his base annual salary plus target bonus in effect on the date of termination. In 2002 Mr. Jones was eligible to receive bonus compensation equal to $49,000, based on the achievement of quarterly and annual targets for revenue and EBITDA of the Company, which was subject to increase if such targets were exceeded. Mr. Jones received a $13,475 cash bonus for 2002 based on the achievement of annual targets.

As a material inducement to his employment by the Company, in November 1995 Mr. Jones was granted options to acquire 240,000 shares of Common Stock. Mr. Jones’ employment agreement permits him to borrow funds from the Company for the exercise of such options.

Theodore P. Schrafft.    Pursuant to the terms of his employment agreement with Premiere Conferencing, Mr. Scrafft’s base salary for 2002 was $306,000. The term of Mr. Schrafft’s employment agreement expires on December 31, 2003. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 90 days prior to expiration of the term. Mr. Schrafft’s employment agreement provides that he will not compete with Premiere Conferencing or any of its affiliates during the term of his employment and for one year thereafter. Premiere Conferencing may terminate Mr. Schrafft’s employment for cause. If his employment is terminated without cause either before a change in control of Premiere Conferencing or more than twenty-four months after such a change in control, Mr. Schrafft will be entitled to severance compensation equal to his base annual salary in effect on the date of termination. In addition, if, during the twenty-four month period following a change in control of Premiere Conferencing, Mr. Schrafft’s employment is terminated by him with adequate justification or by Premiere Conferencing for any reason other than cause, then Mr. Schrafft is entitled to severance compensation equal to two times his base annual salary in effect on the date of termination. In 2002, Mr. Schrafft was eligible to receive bonus compensation equal to $74,000, based on the achievement of quarterly and annual targets for revenue and EBITDA of Premiere Conferencing, which was subject to increase if such targets were exceeded. Mr. Schrafft received a $45,000 discretionary cash bonus for 2002.

Option Grants in 2002

The following table provides information with regard to stock option grants to the Named Executive Officers during 2002.

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees In Fiscal Year(%)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation or Options Terms(2)
					5%($)	10%($)
Boland T. Jones	—	—	—	—	—	—
Jeffrey A. Allred	—	—	—	—	—	—
Richard J. Buyens	250,000	48.86	$3.40	1/1/10	$406,435	$973,709
Patrick G. Jones	—	—	—	—	—	—
Theodore P. Schrafft	—	—	—	—	—	—

(1)	All options have an exercise price equal to the market value of the underlying Common Stock on the date of grant. The options vest one-third on each of January 1, 2003, 2004 and 2005, subject to accelerated vesting of all or a portion of the options upon a change in control of the Company or termination of Mr. Buyens’ employment without cause.

(2)	Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation of the price of the Common Stock from the date of grant to the current date.

Option Exercises in 2002 and Year-End Option Values

The following table sets forth information regarding (a) the number of shares of Common Stock received upon exercise of options by the Named Executive Officers during 2002, (b) the net value realized upon such exercise, (c) the number of unexercised options held at December 31, 2002 and (d) the aggregate dollar value of unexercised options held at December 31, 2002.

Name	Shares Acquired On Exercise #	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End(#)		Value of Unexercised In-The-Money Options At FY-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Boland T. Jones	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —
Jeffrey A. Allred	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —
Richard J. Buyens	— 0 —	— 0 —	166,666	333,334	$233,332	$466,668
Patrick G. Jones	— 0 —	— 0 —	193,000	— 0 —	$538,470	— 0 —
Theodore P. Schrafft	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —

(1)	These values have been calculated by subtracting the option exercise price from the market price of the Common Stock on The Nasdaq Stock Market’s National Market on December 31, 2002, and multiplying that figure by the total number of exercisable/unexercisable options.

The following Report of the Compensation Committee and the 1995 Stock Plan Committee, the Report of the Audit Committee, and the Stock Performance Graph do not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these Reports or the Stock Performance Graph by reference in any of those filings.

REPORT OF THE COMPENSATION COMMITTEE

AND THE 1995 STOCK PLAN COMMITTEE

OF THE BOARD OF DIRECTORS

Introduction

The Compensation Committee is responsible for setting and approving the compensation arrangements for the Company’s executive officers, and the 1995 Stock Plan Committee is responsible for determining and administering option grants to executive officers and other employees under the 1995 Stock Plan. From January to June 2002, the members of the Compensation Committee were Messrs. Smith, Baker and Cunningham; from June 2002 until October 2002, when Mr. Baker resigned from the Committee, the members of the Compensation Committee were Messrs. Smith, Baker and Booth; and for the remainder of 2002 the members of the Compensation Committee were Messrs. Smith and Booth. During 2002, the members of the 1995 Stock Plan Committee were Messrs. Smith and Baker. The Compensation Committee and the 1995 Stock Plan Committee each currently comprises J. Walker Smith, Jr. (Chair) and Raymond H. Pirtle, Jr. Mr. Pirtle joined the Compensation Committee and the 1995 Stock Plan Committee in April 2003 when Messrs. Booth and Baker resigned from the Board of Directors.

The Company’s executive compensation policy, as implemented by the Compensation Committee and the 1995 Stock Plan Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company.

Generally, in establishing levels of compensation for executive officers, the Compensation Committee and the 1995 Stock Plan Committee consider all factors they deem appropriate, which may include, among others:

•	level and scope of responsibilities;

•	pay levels of executive officers in comparable companies;

•	experience, achievements and special expertise;

•	achievement of specific business initiatives;

•	appropriate inducements to initial and continued employment;

•	the Company’s recent financial results compared to financial results for prior years and compared to the Company’s business plan; and

•	alignment of the interests of executive officers with those of shareholders through award opportunities that can result in ownership of Common Stock.

While some or all of these factors may be considered in a given circumstance, all compensation decisions involve subjectivity.

The Company has an employment agreement or employment letter with the following Named Executive Officers—Boland T. Jones, Jeffrey A. Allred, Richard J. Buyens, Patrick G. Jones and Theodore P. Schrafft. See “Employment Agreements” above. These employment agreements and letter contain the general terms of each such executive officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise.

The total compensation of the executive officers of the Company can be divided into three components: base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the considerations underlying each component of compensation.

Base Salaries

The base salaries of the executive officers are initially determined pursuant to their employment agreements, which generally provide for an automatic five percent increase each year. The employment agreements and employment letter for the Named Executive Officers provide for such increase. Initial salary levels are determined based on the factors discussed above and the recommendations of the Chief Executive Officer for salaries other than his own; however, the Compensation Committee retains the discretion to increase the initial salary levels. The Compensation Committee periodically evaluates the salaries of the executive officers based upon the level and scope of the responsibilities of the office, prior experience and achievements, the importance of each executive’s contributions to the Company and the pay levels of similarly positioned executive officers in comparable companies.

Annual Incentive Compensation

The Company’s executive officers are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the individual growth and success of the Company as measured by revenue growth, cash flows and other financial performance goals, including EBITDA (earnings before interest, taxes, depreciation and amortization), as well as the financial performance of the Company in the context of the overall industry and economic environment. The judgment of the Compensation Committee, and of the Chief Executive Officer in the case of other executive officers, as to the impact of the individual on the financial performance of the Company are also considered.

Long-Term Incentive Compensation

Grants of stock options and restricted stock to executive officers are generally made under the 1995 Stock Plan administered by the 1995 Stock Plan Committee. That Committee believes that it is desirable to increase management’s equity ownership in the Company in order to focus management’s effort and commitment to build profitability and shareholder value, and that the grant of stock options and restricted stock has been a particularly important component of its success in attracting and retaining talented management employees. The 1995 Stock Plan Committee believes that stock options and restricted stock give the executive officers greater incentives to operate the Company in a manner that benefits the financial interests of the shareholders both on a long-term and short-term basis.

In determining the number of option shares and shares of restricted stock to grant executive officers, the 1995 Stock Plan Committee considers on a subjective basis the same factors as the Compensation Committee does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is important in determining awards to persons other than himself.

In light of restricted stock awards made late in 2001 and the completion of the option exchange program in December 2001, no awards of restricted stock were made to the Named Executive Officers in 2002. Mr. Buyens was granted stock options in connection with his employment, but no other options were granted to the Named Executive Officers in 2002.

Loan Forgiveness

As described in the report of the Compensation Committee in the Company’s 2002 Proxy Statement, the Company made certain loans to Messrs. Boland Jones and Allred to cover the tax liability associated with equity grants made in prior years. Those loans were later forgiven, and the Company made additional payments to the executives to cover the taxes related to such forgiveness of debt. A portion of that forgiveness of debt is reflected in the Summary Compensation Table as Other Annual Compensation received in 2002. See “Certain Transactions.”

Policy on Deductibility of Compensation

Section 162(m) of the Code disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. The 1995 Stock Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). All stock options that have been granted under the 1995 Stock Plan are fully deductible, but restricted stock awards that have been granted under the 1995 Plan are subject to the Code Section 162(m) deduction limitation. The Compensation Committee and the 1995 Stock Plan Committee intend to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

Chief Executive Officer Compensation

Pursuant to his employment agreement, Mr. Boland Jones would have been entitled to a base salary in 2002 of $826,875 and a target annual bonus opportunity equal to 100% of his base salary, based on the Company achieving its quarterly and annual targets for revenue and EBITDA. Mr. Jones agreed to reduce his base salary for 2002 from $826,875 to $750,000, and to reduce his target bonus for 2002 from $826,875 to $200,000, in exchange for a grant of 156,125 shares of common stock of the Company in November 2001. The target annual bonus was subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. Mr. Jones’ 2002 bonus was based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. He received a $96,000 cash bonus for 2002 based on the achievement of quarterly and annual targets for EBITDA and revenue. As indicated above, in light of restricted stock awards made late in 2001 and the completion of the option exchange program in December 2001, no awards of restricted stock or options were made to Mr. Jones in 2002.

The foregoing report has been submitted by the following current and former members of the Compensation Committee and 1995 Stock Plan Committee who participated in the deliberations described above:

Compensation Committee

J. Walker Smith, Jr., Chair
Jeffrey M. Cunningham
(Member until June 2002)
George W. Baker
(Member until October 2002)

1995 Stock Plan Committee

J. Walker Smith, Jr., Chair
George W. Baker
(Member until April 2003)

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Company’s Amended and Restated Audit Committee Charter specifies the scope of the Audit Committee’s oversight role and how it carries out its activities. The Company’s management has primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee oversees these processes and recommends annually to the Board of Directors the selection of the Company’s independent accountants for the coming year.

The Audit Committee has reviewed and discussed the Company’s December 31, 2002 audited financial statements and the Company’s December 31, 2000 re-audited financial statements with management and with PricewaterhouseCoopers LLP, the Company’s independent accountants. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee also has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee has also considered and determined that the provision of non-audit services to the Company is compatible with the independence of PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2002 audited financial statements and the Company’s December 31, 2000 re-audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 that was filed with the Securities and Exchange Commission.

The foregoing report has been submitted by the following current and former members of the Audit Committee who participated in the deliberations discussed above:

Raymond H. Pirtle, Jr.
Hermann Buerger
(Chair until April 2003)
Randolph L. Booth
(Member from April 2002 until April 2003)

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on the Company’s Common Stock, the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”), and a self-determined peer group (the “Peer Group”) for the period beginning December 31, 1997 and ending December 31, 2002. The graph assumes an investment in the Company’s Common Stock, the S&P 500 and the Peer Group of $100 on December 31, 1997, and that all dividends were reinvested. Total return calculations were prepared by the Center for Research in Securities Prices, The University of Chicago.

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
PTEK Holdings, Inc.	100.00	26.70	25.34	5.21	12.31	15.93
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10
Peer Group	100.00	104.94	231.98	103.31	48.44	36.06

The Peer Group consists of each of the companies in the “2001 Peer Group” included in the Company’s Proxy Statement for its 2002 Annual Meeting of Shareholders, other than one company, General Magic, Inc., that is no longer applicable to the Company’s business because of the sale of the Voicecom business unit in 2002, plus three new peer group companies (Raindance Communications; Inc., ClearOne Communications, Inc.; and Latitude Communications, Inc.). In addition to these three new peer group companies, the Peer Group includes the following companies: ACT Teleconferencing, Inc.; Captaris, Inc.; Critical Path, Inc.; EasyLink Services Corporation; J2 Global Communications, Inc.; and West Corporation.

CERTAIN TRANSACTIONS

The Company has made loans to Boland T. Jones and a limited partnership in which Mr. Jones has an indirect interest. These loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. Each of these loans is evidenced by a recourse promissory note bearing interest at the applicable Federal rate and secured by the Common Stock purchased. These loans mature between 2007 and 2010. The highest aggregate amount of the loans outstanding during 2002 was $5,042,028.

The Company made loans to Boland T. Jones and Jeffrey A. Allred in connection with awards of restricted stock in WebMD and USA.NET to Messrs. Jones and Allred, which loans were later forgiven. See “Report of the Compensation Committee and the 1995 Stock Plan Committee of the Board of Directors—Loan Forgiveness.”

On November 29, 2001, the Company offered a restricted stock exchange program to its employees and directors, whereby the Company offered to purchase certain outstanding stock options which had an exercise price of more than $3.00 per share in exchange for restricted shares of the Company’s Common Stock at an exchange ratio of one share of restricted stock in exchange for each 2.5 options surrendered. On December 28, 2001, the exchange offer was completed. The restricted shares generally are subject to the same vesting schedules as the tendered options. Other than Mr. Buyens, each of the Company’s Named Executive Officers and three of its directors, Messrs. Baker, Pirtle and Arnold, participated in the program. The Company agreed to lend its directors and executive officers upon request the amount of taxes due with respect to the shares of restricted stock granted, with each such loan evidenced by a 10-year recourse promissory note bearing interest at the applicable Federal rate, and secured by the restricted stock.

Also, in November 2001, Messrs. Boland Jones, Allred, Buyens, Patrick Jones and Schrafft were granted 156,125; 100,750; 1,000; 39,345; and 14,750 shares of restricted stock of the Company, respectively, which vested on November 28, 2001. In addition, in November 2001, Messrs. Boland Jones and Allred were granted 280,000 and 80,000 shares of restricted stock, respectively, that vest on January 1, 2005, subject to accelerated vesting in the event of a change in control or termination of their employment without cause. These shares were granted in replacement of stock options that the 1995 Stock Plan Committee had intended to grant to Messrs. Boland Jones and Allred in 2000, but were unable to do so due to certain annual grant limits in the 1995 Stock Plan. In November 2001, Mr. Allred was also granted 600,000 shares of restricted stock, of which 240,000 shares vested on November 28, 2001 and 30,000 shares vest per quarter starting on March 31, 2002 and ending on December 31, 2004, subject to accelerated vesting upon a change in control of the Company or termination of Mr. Allred’s employment without cause. The Company has agreed to lend to Messrs. Boland Jones, Allred, Buyens, Patrick Jones and Schrafft upon request the amount of taxes due with respect to the shares of restricted stock granted, with each such loan to be evidenced by a 10-year recourse promissory note bearing interest at the applicable Federal rate, and secured by the restricted stock.

The amount of outstanding loans in excess of $60,000 to the Company’s directors and Named Executive Officers related to taxes on restricted shares as of December 31, 2002, including accrued interest, was:

Name	Amount
Boland T. Jones	$369,043
Jeffrey A. Allred	$903,735
Patrick G. Jones	$160,428
Theodore P. Schrafft	$112,876

The Company is obligated to make additional loans to pay taxes associated with the future vesting of the restricted shares described above, but the dollar amount of such loans cannot be determined at this time.

In March 2002, the Board of Directors approved an arrangement with Jeffrey M. Cunningham pursuant to which he became Vice Chairman, a non-employee position, and in such position he provides services to the Company with respect to customer development, business development and strategic planning. In connection therewith, the Company granted to Mr. Cunningham an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $4.08, which was the fair market value of the Common Stock on the date of grant. These options vest and become exercisable five years after the date of grant provided that Mr. Cunningham is a member of the Board on that date, subject to accelerated vesting in the event certain revenue targets are achieved or in the event of a change in control of the Company. In addition, the Company agreed to pay Mr. Cunningham a maximum of $200,000 in cash compensation, payable $10,000 per month for the first twelve months and up to $80,000 in the event certain revenue targets are achieved. Mr. Cunningham received a total of $90,000 in 2002 under the monthly payment arrangement. The agreement expires March 5, 2007 unless earlier terminated by the parties.

During 2002, a subsidiary of the Company leased the use of an airplane from a limited liability company that is owned 99 percent by Boland T. Jones and one percent by a subsidiary of the Company. In connection with this lease arrangement, the Company incurred costs of $1.9 million in 2002 to maintain and operate the airplane.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002, George W. Baker, Sr. and J. Walker Smith, Jr. served on the Compensation Committee the entire year; Jeffrey M. Cunningham served from January until June; and Randolph L. Booth served from June until December. None of these directors has ever been an employee of the Company. Mr. Baker is Boland T. Jones’ father-in-law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Company’s directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of the Company’s Common Stock satisfied all applicable filing requirements except for the following: Mr. Cunningham failed to timely file a Form 5 for the calendar year 2002 to report one grant of stock options exempt from Section 16. This report has now been filed. The foregoing is based upon reports furnished to the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP served as independent public accountants for the Company until they were dismissed by the Company on October 2, 2001, at which time the Company engaged PricewaterhouseCoopers LLP as its independent public accountants for the remainder of the year ended December 31, 2001. The decision to change accountants was recommended by the Audit Committee of the Company’s Board of Directors and approved by the Company’s Board of Directors. The audit report of Arthur Andersen LLP on the consolidated financial statements of the Company as of December 31, 2000 and for the years ended December 31, 1999 and 2000 that was included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits for the years ended December 31, 1999 and 2000, and through October 2, 2001, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make references to them in their report on the financial statements for those years. During the years ended December 31, 1999 and 2000, and through October 2, 2001, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Arthur Andersen LLP furnished a letter dated October 9, 2001 to the Company stating that it agreed with the Company’s disclosures made in a Current Report on Form 8-K which was filed with the Securities and Exchange Commission on October 9, 2001.

Prior to the engagement of PricewaterhouseCoopers LLP as the Company’s independent public accountants on October 2, 2001, the Company did not consult with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and in no case was a written report provided to the Company nor was oral advice provided that the Company concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue, and (iii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Due to the discontinued operations in 2002 of the Company’s Voicecom operations, PricewaterhouseCoopers LLP was engaged by the Company to re-audit the Company for the fiscal year 2000. Thus, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, does not include any reports of Arthur Andersen LLP.

PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended December 31, 2002. Because of the change in the membership of the Audit Committee, the Company has not yet selected an independent public accountant for the audit of the Company’s annual financial statements for the year ending December 31, 2003.

AUDIT MATTERS

Audit Fees.    Our independent auditors, PricewaterhouseCoopers LLP, billed the Company approximately $499,000 in 2002 for auditing our annual financial statements for the year ended December 31, 2002, re-auditing our annual financial statements for the year ended December 31, 2000 due to the sale of our Voicecom operations, and reviewing the financial statements included in our Forms 10-Q ($250,000, plus out-of-pocket expenses, remains to be billed for the 2002 audit and the 2000 re-audit).

Financial Information Systems Design and Implementation Fees.    For the year ended December 31, 2002, PricewaterhouseCoopers LLP did not perform any services for us relating to financial information systems design and implementation. Accordingly, we did not pay any fees to PricewaterhouseCoopers LLP with respect to any such services.

All Other Fees.    PricewaterhouseCoopers LLP billed the Company approximately $840,000 in 2002 for various tax services. The Audit Committee of our Board of Directors considered the fees billed by PricewaterhouseCoopers LLP for these other services and determined they were compatible with maintaining their independence. Additionally, PricewaterhouseCoopers LLP billed the Company approximately $504,000 in 2002 for audit related services relating to certain of our subsidiaries.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

SHAREHOLDER PROPOSALS

Under Rule 14a-8(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), proposals of shareholders intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company on or before December 30, 2003 to be eligible for inclusion in the Company’s Proxy Statement and Proxy related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the Proxy Statement and Proxy for the 2004 Annual Meeting of Shareholders.

The Company’s Bylaws provide that shareholders seeking to bring business before a meeting of shareholders or to nominate candidates for election of directors at a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to the Company certain information relating to the proposal or nominee. Accordingly, notice of shareholder proposals will be considered untimely and not proper for action at the 2004 Annual Meeting if received by the Company before November 30, 2003 or after December 30, 2003.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements, exhibits and any amendments thereto, as filed with the Securities and Exchange Commission (the “2002 Form 10-K”), may be obtained without charge upon written request to: Corporate Secretary, PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. The 2002 Form 10-K is also available through our Internet Website, www.ptek.com (follow the Invest tab to Investor Resources to link to “SEC Filings”).

By Order of the Board of Directors

Patrick G. Jones Corporate Secretary

Atlanta, Georgia

April 18, 2003

APPENDIX A

PROXY

PTEK HOLDINGS, INC.

The undersigned hereby appoints Boland T. Jones and Patrick G. Jones, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, or all the Series B voting preferred stock, par value $.01 per share, of PTEK Holdings, Inc. held of record by the undersigned at the close of business on March 12, 2003, at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on May 20, 2003, at the Adam’s Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments thereof.

1. Election of the following nominees:

Nominees: Boland T. Jones, Jeffrey T. Arnold and George M. Miller, II to serve as Class III directors for terms expiring at the annual meeting of shareholders in 2006:

FOR all nominees listed above ☐	WITHHOLD authority to vote for nominees listed above ☐

(Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

☐	Please check this box if you plan to attend the Annual Meeting of Shareholders despite submission of this Proxy.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the election of the three director nominees named in Item 1 and with discretionary authority as permitted by Rule 14a-4(c) of the Securities and Exchange Commission on all other matters that may properly come before the Meeting or any adjournment thereof of which the Company did not have notice on or before December 31, 2002.

Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature of Shareholder

Signatures of Other Shareholder

(if held jointly)

Dated:             , 2003

THIS PROXY IS SOLICITED ON BEHALF OF PTEK HOLDINGS, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.